Exhibit 10.27(1)

1210 Northbrook Drive
Suite 470
Trevose, PA 19053

July 31, 2010

Via Hand Delivery

Mr. Drew A. Moyer

Dear Drew:

On behalf of Technitrol, Inc. (the “Company”), this letter will confirm your appointment and agreement to serve as the Company’s Interim President and Interim Chief Executive Officer, effective August 1, 2010.  The Company’s Board of Directors (the “Board”) appreciates your willingness to serve in this role.

During your period of service as the Company’s Interim President and Interim Chief Executive Officer (your “Interim Service”), you will report directly to the Board, perform such duties as may be reasonably requested of you by the Board and will also continue to serve as the Company’s Chief Financial Officer.

In recognition of the additional duties that you will perform during your period of Interim Service, the following adjustments will be made to your compensation:

1.           Special Salary Supplement.  During your period of Interim Service and in addition to your existing base salary, you will receive a special salary supplement at the rate of $25,000 per month.  Except as otherwise provided below, this special salary supplement will not be considered for purposes of the accrual or calculation of benefits under any plan, contract or arrangement (including, without limitation, the calculation of any severance benefits under your Employment Agreement with the Company dated July 23, 2008 (your “Employment Agreement”)).

2.           2010 Cash Bonus.  In lieu of any other cash bonus opportunity for 2010, you will be eligible for the cash bonus described in this paragraph.  The target amount for this cash bonus will be 100% of the salary actually paid to you for the period beginning August 1, 2010 and ending December 31, 2010 (including the special salary supplement described in paragraph 1).  The actual amount of this cash bonus will be determined by the Board based on (i) its evaluation of your performance during 2010 (including, in particular, your performance during your period of Interim Service) and (ii) whether the financial elements of the departing CEO’s 2010 bonus goals are achieved.  To receive this cash bonus, you must remain employed by the Company through December 31, 2010.  Payment of this cash bonus will occur no later than March 15, 2011.

3.           2011 Cash Bonus.  Your 2011 cash bonus will be determined under a new program yet to be adopted by the Board and will be determined separately (i) for that portion of the year, if any, that constitutes Interim Service, and (ii) for the remainder of the year.  Your target bonus for the portion of 2011 that constitutes Interim Service will be 100% of the base salary actually paid to you for that period (including the special salary supplement described in paragraph 1).  Your target bonus for the remainder of the year will be determined by the Board, in its discretion, taking into account your role at that time.  Goals for all portions of the year, as well as the actual amounts earned for all portions of your 2011 cash bonus, will be determined by the Board in its discretion.  To receive a 2011 cash bonus, you must remain employed by the Company through December 31, 2011.  Payment of the 2011 cash bonus will occur no later than March 15, 2012.

4.           Restricted Stock Award.  You will be granted 10,000 shares of restricted common stock of the Company.  This award will vest on the earlier of (i) the first anniversary of the grant date, or (ii) the Board’s termination of your Interim Service other than for Cause (as defined in your Employment Agreement).  For this purpose, the Board’s conversion of your service as the Company’s President and Chief Executive Officer from interim to permanent would be considered a termination of your Interim Service.  This award will be documented in a separate award agreement and will be subject to such additional terms, not inconsistent with this paragraph, as the Board or its Compensation Committee may reasonably specify.  Following the completion of your period of Interim Service, the Board will evaluate your performance and consider the award of additional restricted shares to you at that time.

5.           Elimination of Excise Tax Gross-Up.  Section 3(iv)(g) of your Employment Agreement (regarding payment of a gross-up for golden parachute excise taxes) is hereby deleted.

While it is anticipated that your period of Interim Service will last for several months, the Board may choose to end your Interim Service at any time, whether or not a new Chief Executive Officer has by then been identified.  You agree that any end to your Interim Service will not constitute “Good Reason” for purposes of your Employment Agreement or otherwise, so long as your employment, authority and duties as the Company’s Chief Financial Officer are then continued and your rate of base salary is not reduced below $350,097 per year.

This letter is intended to constitute our entire agreement regarding your Interim Service and will supersede all prior understandings and agreements on this topic.

To acknowledge your agreement with the foregoing, please execute and date this letter in the space provided below and return the executed original to me.

Sincerely,

TECHNITROL, INC.

	By:	/s/ John E. Burrows Jr.

	Title:	Lead Director, Technitrol

Acknowledged and agreed on this
31 day of July, 2010:

/s/ Drew A. Moyer
Drew A. Moyer